Exhibit 99.1

Vringo and m-Wise Sign Strategic Cooperation Agreement

New Agreement Supersedes Previously Announced Letter of Intent

NEW YORK — June 10, 2011 — Vringo, Inc. (NYSE Amex: VRNG), a provider of software platforms for mobile video applications and video ringtones, today announced that it has entered into a Strategic Cooperation Agreement (the “Agreement”) with m-Wise, Inc. (OTCBB: MWIS), a technology expert in mobile content management and delivery.

The Agreement supersedes prior arrangements and proposed transactions between the companies, including the non-binding Letter of Intent entered into between the parties on March 8, 2011, pursuant to which Vringo agreed, subject to certain conditions, to purchase all or substantially all of the assets of m-Wise, which has been terminated.

Under the terms of the Agreement, the parties agree to cooperate on projects while retaining their respective intellectual property and independent operations. In addition, the parties agree to make introductions and referrals to the products and services of the other party and will receive commissions for successful referrals. Vringo will also license m-Wise’s MOMA platform to build and sell services. The Agreement allows Vringo and m-Wise to continue to work closely together and expand joint sales and marketing opportunities with leading content owners and service providers within the mobile communications arena. Financial terms of the Agreement are not being disclosed.

“We believe this strategic agreement is a positive step forward for both Vringo and m-Wise,” said Jon Medved, Vringo’s Chief Executive Officer. “Vringo and m-Wise have already begun to work together and our teams have jointly worked on the launch of several upcoming services. By formalizing our cooperation, we will be able to continue to utilize m-Wise’s rich back-end server technology in conjunction with our significant video application capabilities. We intend to work closely with m-Wise to release multiple new video and other mobile consumer services to our growing family of content and carrier partners.”

m-Wise provides a platform used by leading content owners and service providers to manage, deliver and monetize mobile entertainment, content and applications. The m-Wise mobile software as a service (SaaS) platform is used to power over three million daily mobile service transactions world-wide, and m-Wise has performed over one billion mobile transactions in the aggregate since it was founded in March 2000.

m-Wise’s platform has been utilized in over 300 applications across more than 50 mobile networks by more than 50 international content and media providers. m-Wise’s current customers include leading companies such as SendmeMobile (formerly Thumbplay), Jesta Digital (formerly Fox Mobile Group), Universal Music Group, Digicel and Snackable Media. These m-Wise-enabled applications for content and media partners include content delivery services, ringtones, music, video, games, information services, alerts and advertising and promotions, all of which were developed and delivered from the cloud on a hosted basis.

Zach Sivan, m-Wise’s CEO, commented, “We look forward to strengthening our relationship with Vringo as a key partner, leveraging our product strengths to offer content and media providers the solutions they require in order to provide value added mobile services. We believe our partnership with Vringo will help provide a rich end-to-end mobile application service platform to an expanded list of customers, as well as directly to consumers.”

Vringo offers a range of fully-hosted mobile video platforms for partners and consumers. Vringo’s award winning video ringtone platform is currently deployed with international partners in eight markets with new launches anticipated in the current quarter. Vringo’s scalable cloud-based distributed application architecture enables the partners’ subscribers to browse and download mobile videos, set them as video ringtones and instantly share them with friends. Vringo also has content partnerships with major content providers including EMI, T-Pain, Tiesto, Muhammad Ali, Turner, Marvel, Discovery Mobile, RTL, Ingrooves and Agence France-Presse.

About m-Wise

Founded in 2000, m-Wise has established itself as a leading international provider of enabling technologies for the mobile entertainment and marketing industries, powering market leaders such as SendmeMobile (formerly Thumbplay), Jesta Digital (formerly Fox Mobile Group) and Universal Music Group. m-Wise is the developer of the MOMA (“Mobile Originated Message Access”) platform, the de facto content management and service delivery platform used on or through more than 50 mobile networks throughout Europe, North and Latin America and Asia.

MOMA is an integrated “one stop shop” for mobile operators, wireless ASPs, content providers, and media producers to deliver end-users with a state-of-the-art mobile experience. MOMA makes it easy not only to manage and deliver content such as entertainment, music, games, and video without specific regard to handset compatibility but also adds real-time end-user capabilities such as voting, mobile marketing, advertising and access to live data.

For more information, visit: www.m-wise.com

About Vringo

Vringo (NYSE Amex: VRNG) is a leading provider of software platforms for mobile video services and video ringtones. With its award-winning video ringtone application and other mobile software platforms, Vringo transforms the basic act of making and receiving mobile phone calls into a highly visual, social experience. Vringo’s core mobile application, which is compatible with more than 400 handsets, enables users to create or take video, images and slideshows from virtually anywhere and turn it into their visual call signature. In a first for the mobile industry, Vringo has introduced its patented VringForward technology, which allows users to share video clips with friends with a simple call. Vringo has been heralded by The New York Times as “the next big thing in ringtones” and USA Today said Vringo’s application has “to be seen to be believed.” Vringo has launched its service with various international mobile operators, holds licensing deals with over 40 major content partners and maintains a library of more than 12,000 video ringtones for users in various territories. For more information, visit: http://ir.vringo.com.

For more information about how video ringtones work, visit: www.vringo.com.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Company Contact:

Vringo, Inc.

Jonathan Medved, CEO

646-525-4319 x 2501

jon@vringo.com

Company Contact:

m-Wise, Inc.

Zach Sivan, CEO

zach.sivan@m-wise.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com